Biodel Inc. and Albireo Limited Agree to Combine

—Transaction to result in NASDAQ-listed company focused in orphan pediatric liver diseases—

—Albireo brings wholly owned, Phase 2 lead asset A4250 to treat Progressive Familial Intrahepatic Cholestasis (PFIC), an orphan pediatric liver disease with no approved drug treatment—

—Combined company expected to be sufficiently capitalized to support advancement of A4250 through planned pivotal trial in PFIC—

—Second Albireo clinical asset, elobixibat, currently being studied by Japanese licensee in Phase 3 clinical trials for treatment of chronic constipation—

—Conference call on Wednesday, May 25, 2016 at 8:30 a.m. ET—

Danbury, CT and Boston, MA, May 24, 2016 - Biodel Inc. (Nasdaq: BIOD) and Albireo Limited, a privately held biopharmaceutical company, today announced that the companies, together with Albireo’s stockholders, have entered into a definitive share exchange agreement. The transaction will result in a combined company focused on the development of novel bile acid modulators to treat orphan pediatric liver diseases, as well as other liver and gastrointestinal diseases and disorders. A syndicate of existing Albireo investors, including Phase4 Ventures, TPG Biotech, TVM Capital Life Science and AstraZeneca,has committed to invest an additional $10 million prior to the closing of the transaction.

Albireo is developing its lead product candidate, A4250, initially for the treatment of Progressive Familial Intrahepatic Cholestasis (PFIC), which is a life threatening, orphan liver disease that affects young children. A4250 is currently being studied in a Phase 2 clinical trial in children with cholestatic liver disease that is designed to support Albireo’s planned future pivotal development in PFIC.

Under the terms of the share exchange agreement, Albireo stockholders have agreed to exchange their shares of Albireo for newly issued shares of Biodel common stock. On a pro forma basis, Biodel stockholders are expected to own approximately 33%, and Albireo stockholders are expected to own approximately 67%, of the combined company, subject to certain adjustments based on net cash of Biodel and Albireo prior to closing. The transaction is subject to the approval of the stockholders of Biodel and other customary closing conditions.

Upon closing of the transaction, Biodel will change its name to Albireo Pharma, Inc. and plans to change its ticker symbol on the NASDAQ Capital Market to ALBO. Ron Cooper, Albireo’s President and Chief Executive Officer, will become President and Chief Executive Officer of the combined company.

“This transaction with Biodel and concurrent financing is expected to provide Albireo with sufficient capital to advance our lead product candidate, A4250, through an important Phase 2 clinical readout later this year and a subsequent planned pivotal trial in PFIC,” said Mr. Cooper. “We believe A4250 has potential to greatly benefit patients suffering from a devastating orphan pediatric liver disease with no approved drug treatment options.”

“Following an extensive and thorough review of strategic alternatives, we concluded that the transaction with Albireo provides Biodel stockholders with a significant equity stake in a biopharmaceutical company with promising clinical assets and substantial upside opportunity,” said Gary Gemignani, Chief Executive Officer of Biodel. “We are optimistic that the promise of Albireo’s pipeline and the strength of its leadership team, coupled with Biodel’s cash resources, will enable the combined company to reach significant milestones.”

About the Proposed Transaction

The proposed transaction has been approved by the boards of directors of both companies and by the Albireo stockholders. It is expected to close in the third calendar quarter of 2016, subject to the approval of the Biodel stockholders and other customary conditions. The share exchange agreement contains further details with respect to the proposed transaction.

Biodel’s financial advisor for the transaction is Ladenburg Thalmann & Co. Inc., and Biodel’s legal counsel is Cooley LLP. Albireo’s financial advisor for the transaction is Guggenheim Securities, and Albireo’s legal counsels are Ropes & Gray LLP, Mintz Levin Cohn Ferris Glovsky and Popeo PC and Bristows LLP.

Management and Organization

Ron Cooper will serve as the President and Chief Executive Officer of the combined company, with David Chiswell serving as the Chairman of the board of directors. The board of directors of the combined company will be comprised of seven members, including five members to be designated by Albireo and two members of Biodel’s current board of directors.

Conference Call and Webcast

Mr. Gemignani and Mr. Cooper will host a conference call and webcast to discuss the proposed transaction on May 25, 2016, at 8:30 a.m. Eastern Time.

Live audio of the conference call will be available to investors, members of the news media and the general public by dialing +1 (877) 407-7181 (United States) or +1 (201) 689-8047 (international). To access the call by live audio webcast, please log on to the investor section of the company's website at www.biodel.com. An archived version of the audio webcast will be available on Biodel's website. Interested parties may also access an audio replay by dialing (877) 660-6853 (US) or (201) 612-7415 (International) and entering conference ID number 13588552.

About Albireo

Albireo Limited is a holding company for Albireo AB, a clinical-stage biopharmaceutical company focused on the development of novel bile acid modulators to treat orphan pediatric liver diseases and other liver and gastrointestinal diseases and disorders. Albireo’s clinical pipeline includes two Phase 2 product candidates and one Phase 3 product candidate. Albireo was spun out from AstraZeneca in 2008 and is backed by top-tier life science investors such as Phase4 Ventures, TPG Biotech, TVM Capital Life Science and Aberdeen Asset Management, as well as AstraZeneca.

Albireo Limited is incorporated and registered in England and Wales, and its wholly owned subsidiaries are located in Gothenburg, Sweden and Boston, Massachusetts. For more information on Albireo, please visit www.albireopharma.com.

About Lead Product Candidate A4250

A4250 is a first-in-class product candidate being developed by Albireo to treat rare pediatric cholestatic liver diseases, including Progressive Familial Intrahepatic Cholestasis (PFIC). A4250 is a potent and selective inhibitor of the ileal bile acid transporter (IBAT) that acts locally in the gut and has minimal systemic side effects, lessening the risk of undesirable drug-drug interactions. A4250, which is currently being evaluated in an open label Phase 2 clinical trial in pediatric cholestatic liver disease and an investigator-initiated Phase 2 clinical trial in an adult liver disease, has been granted orphan drug designation in the United States and the European Union for PFIC, as well as certain other cholestatic liver diseases.

About Cholestasis and IBAT Inhibition

Cholestasis refers to a condition occurring when the flow of bile from the liver stops or is disrupted,leading to the accumulation of bile acids in the liver. Elevated bile acid levels in the liver and serum are primary characteristics of cholestatic liver disease and have been linked to severe pruritus as well as progressive liver damage. The IBAT is primarily responsible for mediating the uptake of bile acids from the small intestine to the liver. Typically, approximately 95% of bile acids are recirculated via the IBAT to the liver. Accordingly, a product capable of inhibiting the IBAT would lead to lower levels of bile acids returning to the liver and represent a promising approach for treating cholestatic liver diseases.

In addition to the effects on liver and serum bile acids, IBAT inhibition has also been shown in the clinic to be associated with decreased LDL cholesterol and increased GLP-1 secretion (which is linked to decreased insulin resistance) and in preclinical models with decreased pro-inflammatory and profibrotic markers in the liver.

About Elobixibat

Elobixibat, a first-in-class product candidate to treat chronic idiopathic constipation, is currently being evaluated in a Phase 3 clinical trial in Japan conducted by EA Pharma (recently formed by the combination of Eisai’s gastrointestinal (GI) business with Ajinomoto Pharmaceuticals). EA Pharma is the exclusive licensee of GI rights to elobixibat in Japan and other select markets in Asia, and Albireo has commercial rights to elobixibat in the rest of the world. Elobixibat inhibits the IBAT in the terminal ileum to increase secretion and motility in the large bowel without negatively affecting the small intestine. Elobixibat has been evaluated in over 900 healthy volunteers and chronic constipation patients to date worldwide.

About Biodel

Biodel Inc. is a specialty biopharmaceutical company focused on the development and commercialization of innovative treatments for diabetes that may be safer, more effective and more convenient for patients. Biodel's product candidates are developed by applying proprietary technologies to existing drugs in order to improve their therapeutic profiles. More information about Biodel is available at www.biodel.com.

Important Information For Investors And Stockholders

This communication may be deemed to be solicitation material in respect of the proposed transaction between Biodel Inc. (Biodel) and Albireo Limited (Albireo) and Albireo stockholders. In connection with the proposed transaction between Biodel and Albireo and its stockholders, Biodel will file with the Securities and Exchange Commission (SEC) a registration statement containing a proxy statement of Biodel that will also constitute a prospectus of Biodel. Biodel will mail the proxy statement/prospectus to Biodel stockholders, and the securities may not be sold or exchanged until the registration statement becomes effective. BIODEL URGES INVESTORS AND STOCKHOLDERS TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE,AS WELL AS OTHER DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. This communication is not a substitute for the registration statement, definitive proxy statement/prospectus or any other documents that Biodel may file with the SEC or send to Biodel stockholders in connection with the proposed transaction. Before making any voting decision, investors and security holders are urged to read the registration statement, proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction and related matters.

You may obtain free copies of the proxy statement/prospectus and all other documents filed or that will be filed with the SEC regarding the proposed transaction at the website maintained by the SEC www.sec.gov. Once they are filed, copies of the registration statement and proxy statement/prospectus will be available free of charge on Biodel’s website at www.biodel.com or by contacting Biodel’s Corporate Secretary at 203-796-5000 or by mail at Investor Relations, Biodel Inc., 100 Saw Mill Road,Danbury, Connecticut 06810.

Participants in Solicitation

Biodel, Albireo and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Biodel common stock in connection with the proposed transaction. Information about Biodel’s directors and executive officers is set forth in Biodel’s Annual Report on Form 10-K/A for the period ended September 30, 2015, which was filed with the SEC on January 28, 2016. Other information regarding the interests of such individuals, as well as information regarding Albireo’s directors and executive officers and other persons who may be deemed participants in the proposed transaction, will be set forth in the proxy statement/prospectus, which will be included in Biodel’s registration statement when it is filed with the SEC. You may obtain free copies of these documents as described in the preceding paragraph.

Non-Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Biodel and Albireo undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the Safe-harbor provisions of the PSLRA. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, those described in the documents Biodel has filed with the SEC as well as the possibility that Biodel may be unable to obtain stockholder approval required for the proposed transaction, the expected timing and likelihood of completion of the proposed transaction, the inability to successfully integrate the businesses or the risk that such integration may be more difficult, time-consuming or costly than expected, the occurrence of any event, change or other circumstances that could give rise to the termination of the share exchange agreement, the inability of the parties to meet expectations regarding the accounting and tax treatments of the proposed transaction, the potential for the proposed transaction to involve unexpected costs, the risk that the parties may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all, risks related to disruption of management time from ongoing business operations due to the proposed transaction, the risk that the expected benefits of the proposed combination are not realized, and the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Biodel’s common stock. Risks and uncertainties related to Albireo that may cause actual results to differ materially from those expressed or implied in any forward-looking statement include, but are not limited to: whether the preliminary observations regarding the performance of A4250 in the ongoing Phase 2 trial in pediatric cholestatic liver disease will be confirmed following completion of the data verification procedures to be performed upon database lock; whether the ongoing Phase 2 trial of A4250 in pediatric cholestatic liver disease will be sufficient to support advancement into a pivotal trial in Progressive Familial Intrahepatic Cholestasis (PFIC); the timing and outcome of the planned meeting with the FDA regarding the anticipated pivotal program for A4250 in PFIC; the designs, endpoints, numbers of patients and treatment periods for trials that will be required to support approval of A4250 to treat PFIC or any other orphan pediatric liver disease; whether the cash resources of Biodel and proceeds from the planned concurrent financing will be sufficient to advance A4250 through completion of a planned pivotal trial in PFIC; the timing for initiation or completion of, or availability of data from, ongoing or future trials of A4250, including a planned pivotal trial in PFIC, or elobixibat and the outcomes of such trials; whether results of the first cohort of patients in the ongoing Phase 2 trial of A4250 in primary biliary cirrhosis will be predictive of similar or better results in the trial's second cohort; delays or other challenges in the recruitment of patients for current or future trials of any Albireo product candidate; the medical benefit that may be derived from A4250, elobixibat, A3384 or any other Albireo product candidate; the ability to establish a strategic alliance, collaboration or licensing or other comparable arrangement on favorable terms for elobixibat in the United States and Europe; the extent to which Albireo's agreement with EA Pharma for elobixibat generates nondilutive income to Albireo; whether the FDA will consider a single additional trial sufficient to establish the efficacy of elobixibat to support approval for the treatment of chronic idiopathic constipation in the United States; Albireo's ability to protect its intellectual property; the competitive environment and commercial opportunity for a potential treatment for PFIC and other orphan pediatric cholestatic liver diseases; whether findings from nonclinical studies and clinical trials of IBAT inhibitors will be predictive of future clinical success for an Albireo IBAT inhibitor in the treatment of nonalcoholic steatohepatitis (NASH); and the timing and success of submission, acceptance and approval of regulatory filings.

New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks, as well as other risks associated with the combination, will be more fully discussed in the proxy statement/prospectus that will be included in the registration statement that will be filed with the SEC in connection with the proposed transaction. Additional risks and uncertainties are identified and discussed in the “Risk Factors” section of Biodel’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to Biodel and Albireo as of the date of this release. Neither Biodel nor Albireo undertakes any obligation to update such forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT:

For Biodel:

Gary Gemignani
Chief Executive Officer
Tel: 203-796-5000
shareholders@biodel.com

For Albireo:

Ron Cooper
President and CEO
Tel: 732-687-4238
info@albireopharma.com